Exhibit 99.1

Marinus Pharmaceuticals Announces Collaboration with Tenacia Biotechnology for Ganaxolone Development and Commercialization in China

Collaboration leverages Tenacia’s CNS, R&D, and local market expertise to support expansion of ganaxolone’s development programs and potentially provide additional access to patients globally

Marinus to receive an upfront fee of $10 million and eligible to receive up to $256 million in development, regulatory and commercialization milestone payments, as well as tiered low double-digit royalties on net sales in China

RADNOR, Pa. – November 17, 2022 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced that it has entered into a collaboration and supply agreement with Tenacia Biotechnology (Shanghai) Co., Ltd., a China-based biotechnology company focused on the development of innovative treatments for central nervous system (CNS) disorders. Under the terms of the agreement, Tenacia will receive exclusive rights to develop and commercialize certain formulations of ganaxolone in Mainland China, Hong Kong, Macau and Taiwan, including the current oral and intravenous (IV) dose formulations and a right of first negotiation for a future next generation formulation or prodrug.

“This collaboration brings important synergies, combining ganaxolone’s differentiated mechanism of action with Tenacia’s CNS expertise and development capabilities in China to potentially expand the global reach of ganaxolone for patients with rare and debilitating seizure disorders,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “Tenacia is expected to drive the development and commercialization of ganaxolone in China across our current focus areas of CDKL5 deficiency disorder, tuberous sclerosis complex and status epilepticus, and to potentially play a key role in the development of a next generation ganaxolone formulation.”

As part of the agreement, Marinus will receive $10 million in cash as an upfront payment and is eligible to receive up to an additional $256 million in cash milestone payments based on specific regulatory, clinical and commercial milestones, as well as tiered low double-digit royalty payments based on net sales.

“Partnering with Marinus to develop and commercialize ganaxolone in China positions us well to quickly become a pioneer in the development of treatments that target significant unmet medical needs for epilepsy patients,” said Dr. Xiaoxiang Chen, Chief Executive Officer of Tenacia Biotechnology. “As the clinical and regulatory landscapes in China continue to evolve to better support neuroscience drug development, we are confident this is the right time to enter the market. We look forward to collaborating closely with Marinus while exploring the full potential of ganaxolone.”

H.C. Wainwright & Co. acted as exclusive financial advisor to Marinus in connection with the collaboration.

About Marinus Pharmaceuticals

Exhibit 99.1

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s commercial product, ZTALMY® (ganaxolone) oral suspension CV, has been approved by the U.S. FDA for the treatment of seizures associated with CDKL5 deficiency disorder in patients two years of age and older. The potential of ganaxolone is also being studied in other rare seizure disorders, including in Phase 3 trials in tuberous sclerosis complex and refractory status epilepticus. Ganaxolone is a neuroactive steroid GABAA receptor modulator that acts on a well-characterized target in the brain known to have anti-seizure effects. It is being developed in IV and oral formulations to maximize therapeutic reach for adult and pediatric patients in acute and chronic care settings. For more information visit www.marinuspharma.com.

About Tenacia Biotechnology

Based in China, Tenacia Biotechnology (Shanghai) Co., Ltd. is an emerging biotech company focused on the development of innovative treatments for central nervous system (CNS) disorders. Tenacia is led by industry leaders with deep experience in life sciences and expertise in CNS, global and China-specific drug development and commercialization and demonstrated success in company formation.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the potential benefits of, and plans relating to, the Tenacia collaboration, including the receipt of the upfront fee and potential milestone and royalty payments thereunder; our expectations regarding the ability to expand ganaxolone’s development programs and potentially provide additional access to patients globally; our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions for ganaxolone, and the timing thereof; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives and other future event.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the potential for the Tenacia collaboration to not be successful; the potential for Tenacia to breach the collaboration; the ability to maintain the Tenacia collaboration; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; delays, interruptions or failures in the manufacture and supply of our product candidates; the

Exhibit 99.1

company’s ability to obtain additional funding to support its clinical development and commercial programs; and the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy. This list is not exhaustive and these and other risks are described in our periodic reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
sdamouni@marinuspharma.com